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                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                     COMPUTATION OF BASIC AND DILUTED
                            EARNINGS PER SHARE

(In Millions, Except Per Share Data)
                                Three Months Ended    Six Months Ended

                                Aug 2,     Aug 3,     Aug 2,     Aug 3,
                                 1998       1997       1998       1997
BASIC

Net Earnings Available
  to Common Shareholders        $  467     $  358     $  804     $  617

Weighted Average Number of
  Common Shares Outstanding      1,470      1,459      1,468      1,455

Basic Earnings Per Share        $ 0.32     $ 0.25     $ 0.55     $ 0.42


DILUTED

Net Earnings Available to
  Common Shareholders           $  467     $  358     $  804     $  617

Tax-Effected Interest Expense
  Attributable to 3.25%
  Convertible Subordinated
  Notes                              6          6         12         11

Net Earnings Available to
  Common Shareholders
  Assuming Dilution             $  473     $  364     $  816     $  628

Weighted Average Number of
   Common Shares Outstanding     1,470      1,459      1,468      1,455

Effect of Potentially
  Dilutive Securities:
  3.25% Convertible
  Subordinated Notes                48         48         48         48

Employee Stock Plans                28         17         26         14

Weighted Average Number
  of Common Shares
  Outstanding Assuming
  Dilution                       1,546      1,524      1,542      1,517


Diluted Earnings Per Share      $ 0.31     $ 0.24     $ 0.53     $ 0.41

      (1) Employee stock plans represent shares granted under the Company's employee stock purchase plan and stock option plans, as well as shares issued for deferred compensation stock plans. For fiscal years 1998 and 1997, shares issuable upon conversion of the Company's 3.25% Notes, issued in October 1996, were included in weighted average shares assuming
 dilution  for  purposes  of calculating  diluted  earnings   per  share.
 To calculate diluted earnings per share, net earnings are adjusted for tax-effected net interest and issue costs on the 3.25% Notes and divided by weighted average shares assuming dilution.


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